Exhibit 99.2

Hortonworks Prepared Financial Remarks for the First Quarter 2017

SANTA CLARA, Calif.—May 4, 2017—Hortonworks, Inc.® (NASDAQ: HDP), a leading innovator of open and connected data platforms, today announced financial results for the first quarter of 2017. We are sharing our prepared financial remarks regarding our earnings results with the investment community on the Investor Relations portion of our website in advance of the call.

Today we will also host a live call with the investment community at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). Interested parties may access the call by dialing (877) 930-7786 in the U.S. or (253) 336-7423 from international locations. In addition, a live audio webcast of the conference call will be available on Hortonworks’ Investor Relations website for approximately seven days at http://investors.hortonworks.com.

Reuben Gallegos (VP, Investor Relations & Corporate Development)

Thank you. Good afternoon and welcome to Hortonworks’ Q1 2017 Earnings Call. Today we will discuss the results announced in our press release and prepared remarks issued after market close. With me are Rob Bearden (Chairman and CEO), Scott Davidson (CFO) and Shaun Connolly (CSO).

During the call, we will make forward-looking statements regarding future events and views about the future financial performance of the company. The statements that we make today are based on assumptions that we believe to be reasonable as of this date and are subject to material risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks are described in our press release and are more fully detailed under the caption “Risk Factors” in our Form 10-K and our other periodic filings with the SEC. We undertake no obligation to update these statements as a result of new information or future events. We will also present both GAAP and non-GAAP financial measures. Non-GAAP measures should not be considered in isolation from, as a substitute for, or superior to our GAAP results. We encourage you to consider all measures when analyzing Hortonworks’ performance. A reconciliation of GAAP to non-GAAP measures is included in today’s press release. So, with that said, I will turn the call over to Rob for some opening comments.

Rob Bearden (Chairman and CEO)

Thanks, Reuben. Good afternoon and thanks for joining our earnings call.

As always, I want to start off by thanking our customers, the open source community, our partners, employees and shareholders for their support. Key open source data technologies like Apache Hadoop, Apache Spark and Apache NiFi would simply not have the market penetration that they do today without you. I am very proud of the entire team’s execution in the first quarter of 2017 as they continued to drive operational excellence across the company, so thank you to all the Hortonworks team members for all your hard work.

So, for today’s call, I will begin with a market update, provide an overview on our progress against several strategic objectives and conclude with a few examples where we are helping our customers realize value with their Hortonworks deployment. Afterward, Scott will discuss our financial highlights for the first quarter and provide our outlook for the second quarter and full year 2017.

Market Environment

As the first in the expanding class of data-focused, enterprise open source software companies to go public, it is exciting to see validation of the market demand with the latest round of IPOs. We are very proud of our growth, momentum and the path that we have taken. With more than 1,100 support subscription customers and over 2,100 partners, we have the privilege of serving companies across every market vertical in the world.

We are now uniquely positioned at the intersection of three mega-trends—cloud computing, Internet-of-Things (“IoT”) and big data, which are dramatically impacting enterprise data architectures. Our connected data platforms of Hortonworks Data Platform (“HDP”) and Hortonworks DataFlow (“HDF”) are helping power our customers’ data transformation initiatives by unlocking brand new business models at the convergence of these megatrends.

We are now seeing that an accelerating number of large enterprises are continuing to adopt our platforms, services and solutions to drive their business transformations, and we also continue to see a steady pace of migrations from competitive platforms to our solutions. As of Q1 2017, Hortonworks counts over half of the Fortune 100 and more than a quarter of the Fortune Global 500 as customers, illustrating a continued strong demand from global enterprises across virtually every industry. We are seeing solid penetration in several specific industries, including over 80% of Fortune 100 telecommunication and media companies, over 75% of Fortune 100 automotive and industrials companies and more than 70% of Fortune 100 retailers. In the first quarter of 2017, we executed 12 large deals with a contract value greater than $1 million dollars, which is almost two times the number we had in the same period last year.

Looking forward, we see tremendous growth opportunities in both the United States and internationally, and we are focused on enabling our customers to bring their data under management for its entire life cycle. And so, as companies complete their platform transformations, they are now able to unlock the value of the data they have stored and can enable the next layer of applications and use cases to emerge, like Enterprise Data Warehouse (“EDW”) optimization, artificial intelligence (“AI”), machine learning and operational services. We enable each of these solutions by connecting both historical and real time data with HDP and HDF, respectively. It is quite simple - data is the foundational component of each of these solutions, making our platforms a natural destination for each of these application use cases.

Business Evolution and Highlights

As I reflect back on when we first started this journey in 2011, we were squarely focused on addressing the big data and analytics market with HDP. And now, fast forward to today, we have significantly expanded our solutions offerings: we now offer HDF to address the IoT market, Azure HDInsight and Hortonworks Data Cloud for AWS to address the cloud computing market, and have begun the natural evolution to packaged application solutions with the launch of our EDW Optimization Solution as well as our operational services offerings.

But, of course, HDP continues to be our cornerstone offering, and last month, we announced the general availability of HDP 2.6. This release made our EDW Optimization Solution even more powerful by adding significant capabilities for SQL performance and business intelligence applications, as well as enhanced security and data science. All of these capabilities are delivered on our core multi-tenancy engine with integrated security and governance. The technology advantage of our pure open source model means we uniquely bring new and valuable software to market well ahead of the industry as part of our enterprise-grade Hadoop data platform.

And with our new “cloud-first” strategy, we delivered these key capabilities first on Microsoft Azure HDInsight and the Hortonworks Data Cloud for AWS. HDP 2.6 was also made available simultaneously on IBM Power Systems, representing a major milestone in our partnership with IBM as it enables customers to exploit the performance, scalability and acceleration capabilities of the POWER8 platform for their Hadoop and Spark applications.

However, I also want to emphasize that Cloud has accelerated to become an integral part of our strategy and is serving as an important on-ramp, which enables the hybrid architecture many of our customers seek. We have partnered with Microsoft and AWS to deliver our connected data architecture to the public cloud. Many of our customers are on multi-year journeys to leverage cloud computing, and cloud revenue remains a significant opportunity for us going forward.

By now having solutions available in the market that span cloud, data center and IoT, we enable our customers to power their data transformations with speed and flexibility they could not achieve previously. It is important to point out that only Hortonworks is delivering a connected data architecture with common operational management, security and governance across our connected data platforms and cloud services. This capability to securely govern data and guarantee its provenance is extremely important in today’s global economy, especially with legislation like the EU General Data Protection Regulation being enacted next year.

Industry and Use Case Examples

Last month, we hosted the annual European edition of DataWorks Summit/Hadoop Summit, and just like our business, the community conference has also expanded to meet the demands of the growing data ecosystem. The European Summit featured many compelling discussion panels and presentations from the thought leaders of large enterprises that are transforming their businesses with connected data platforms including Worldpay, ING, Danske Bank, Centrica, Munich Re and Societe General. The key takeaway was that the pace of innovation coming from the open source community is accelerating and empowering enterprises to uncover actionable intelligence from data that just was not possible with legacy architectures.

The excitement from our European Summit reflects the traction we have had from regions outside the United States, where revenue grew approximately 66% in the first quarter of 2017 over the same period in 2016. International revenue accounted for 25% of our total revenue in the first quarter of 2017. We believe Hortonworks, with the unique combination of HDP, HDF and our cloud services and solutions, is well positioned to capitalize on this international momentum.

I would like to discuss some specific customer use cases that are representative of the collaborative work happening in the field:

•	CSL Behring, a leading biopharmaceutical company, is using HDP to synchronize data between their enterprise resource planning (“ERP”) and manufacturing execution systems (“MES”) systems to give their data scientists a single view of data, and will soon be leveraging HDF for streaming analytics aimed at optimizing plasma production globally.

•	Inovalon is a leading technology company providing advanced, cloud-based platforms empowering the value-based, data-driven transformation of the healthcare industry. It uses HDP to implement its data lake, which is a key component of its analytics and data-driven platforms.

•	Norfolk Southern is planning to use HDP for big data analytics use cases.

•	Norway’s DNV GL provides advisory and certification services to clients primarily in the maritime, oil & gas and energy industries. The company used Hortonworks solutions in its development of Veracity, an industry data platform designed to help companies improve data quality and manage the ownership, security, sharing and use of data.

•	PerkinElmer is a global technology leader building a next generation data platform in the cloud. It is building this platform on HDF and HDP, which will help its customers optimize real-time data analysis and bring drugs to market faster.

Summary

Open source is now well understood and embraced across global companies of all sizes and industries that are seeking to leverage the rapid innovation prevalent across the open source community. I am proud of the Hortonworks team for the strong Q1 performance. We are uniquely positioned to support our customers as they transform their businesses into leading-edge, data-driven enterprises. Most importantly, we are not doing this alone – again, we want to thank our customers, the open source community, our partners, employees and shareholders.

That concludes my remarks and now Scott will recap the Q1 financial highlights. Scott?

Scott Davidson (CFO)

Thanks, Rob. I will start by providing details on our first quarter 2017 financial performance and conclude with our outlook for the second quarter and full year 2017.

Total revenue for the first quarter of 2017 was $56.0 million, up 35% year-over-year, while support subscription revenue was $42.1 million, up 52% year-over-year. Support subscription revenue represented 75% of our total Q1 revenue, the highest proportion for us historically.

From a deal perspective:

•	Our land and expand strategy continued to drive results;

•	We executed 12 deals over $1 million, compared to 7 such deals in Q1 2016;

•	Business from new customers was the highest, in terms of aggregate total contract value, that it has been within the last eight quarters; and

•	The average dollar-based net expansion rate was 123% over the trailing four-quarter period.

International revenue in the first quarter of 2017 was approximately 25% of total revenue and grew 66% year-over-year. We are continuing to make targeted investments internationally by hiring field sales representatives in EMEA and APAC to expand our presence across several territories and further build upon this success.

For Q1 2017, GAAP gross margin was 68%, compared to 60% for the same period in 2016. Q1 2017 non-GAAP gross margin expanded by 7 percentage points to 71%, compared to 64% for the same period in 2016.

Turning to expenses, Q1 2017 GAAP total operating expense was $92.5 million, compared to $90.3 million for the same period in 2016. Non-GAAP total operating expense was $70.0 million, compared to $61.3 million for the same period in 2016.

GAAP operating loss was $54.4 million for the first quarter of 2017, compared to $65.3 million for the same period last year. GAAP operating margin for the first quarter of 2017 was a negative 97%, compared to a negative 158% in the first quarter of 2016. Non-GAAP operating loss narrowed to $30.5 million for the first quarter of 2017, compared to $34.9 million for the same period in 2016. We continue to drive leverage, as evidenced by improvement in non-GAAP operating margin which, for the first quarter of 2017, was a negative 54%. This is a considerable improvement when compared to the negative 84% in the first quarter of 2016.

Q1 2017 GAAP net loss was $54.8 million, or $0.89 per basic and diluted share. This compares to a GAAP net loss of $65.8 million, or $1.26 per basic and diluted share, for the same period in 2016. Non-GAAP net loss was $30.9 million for the first quarter of 2017, or $0.50 per basic and diluted share. This compares to a non-GAAP net loss of $35.4 million, or $0.68 per basic and diluted share, for the same period in 2016.

The deferred revenue balance was $198.2 million as of March 31, 2017, an increase of 7 percent over the $185.4 million reported as of December 31, 2016, and a 66 percent increase over the $119.1 million reported as of March 31, 2016.

Operating cash flow was negative $9.0 million for the first quarter of 2017, a 75% improvement compared to negative $35.7 million for the same period last year. This was due to better than expected collections and tight expense control. In the second quarter, our accounts receivable starts at the seasonal low point for the year, which when combined with the timing of costs associated with our DataWorks Summit/Hadoop Summit, leads to a larger negative cash flow sequentially. However, when evaluating cash flow for the first half of 2017 in total, we expect to be within the range of our financial plan. We are still driving to achieve operating cash flow breakeven in the fourth quarter of 2017.

We exited the first quarter of 2017 with a total cash and investments balance of $83.4 million and have access to another $30.0 million revolving credit facility that we put in place to provide us with flexibility in managing working capital. There have not been any borrowings against this credit facility.

Now, Turning to Our Outlook

As of May 4, 2017, Hortonworks is providing the following financial outlook for the second quarter and full year 2017:

For the Second Quarter 2017

We expect

•	Total GAAP revenue of $57.0 million.

•	GAAP operating margin between negative 106% and negative 101%, which includes stock-based compensation and related expenses and amortization of purchased intangibles of approximately $27 million.

•	Non-GAAP operating margin between negative 57% and negative 52%, which excludes stock-based compensation and related expenses and amortization of purchased intangibles of approximately $27 million.

For the Full Year 2017

We expect

•	Total GAAP revenue between $235.0 million and $240.0 million.

•	GAAP operating margin between negative 85% and negative 80%, which includes stock-based compensation and related expenses and amortization of purchased intangibles of approximately $105 million.

•	Non-GAAP operating margin between negative 50% and negative 45%, which excludes stock-based compensation and related expenses and amortization of purchased intangibles of approximately $105 million.

GAAP operating margin outlook includes estimates of stock-based compensation and related expenses and amortization of purchased intangibles in future periods and assumes, among other things, the occurrence of no additional acquisitions, investments or restructuring and no further revisions to stock-based compensation and related expenses.

That concludes my financial recap. Operator, please open the line for Q&A. Thank you.